Exhibit 99.1


FOR IMMEDIATE RELEASE			     Contacts:	Jill Burchill
                               								Chief Financial Officer
March 20, 2000						                   507/663-8294
Sheldahl, Inc.						                   jill.burchill@sheldahl.com
1150 Sheldahl Road
Northfield, MN  55057				              Jennifer Weichert
                               		 					Weichert Financial Relations, Inc.
                                							612/839-9871
                                							weichertfr@aol.com


                         SHELDAHL AND MOLEX
                        TERMINATE DISCUSSIONS

Northfield, MN, March 20, 2000 - Sheldahl, Inc. (NasdaqNM: SHEL) announced today that it has received notification from Molex Incorporated (NasdaqNM:
MOLX) that it will not make a proposal to enter into an agreement to acquire the remaining equity interest of Sheldahl not currently owned by Molex. In addition, Molex waived certain rights under its Agreements with Sheldahl dated November 18, 1998 and February 17, 2000.

"We will continue to work to maximize shareholder value by seeking suitable strategic alternatives and delivering improvements in our Core and Micro Products businesses," said Edward L. Lundstrom, President and Chief Executive Officer. "This development provides us additional flexibility going forward."

Sheldahl is a leading producer of high-density substrates, high-quality flexible printed circuitry, and flexible laminates primarily for sale to the automotive electronics and data communications markets. The Company, which is headquartered in Northfield, Minnesota, has operations in Northfield; Longmont, Colorado; South Dakota; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Its sales offices are located in Detroit, Michigan; Hong Kong, China; Singapore; and Mainz, Germany. As of January 31, 2000, Sheldahl employed approximately 870 people. Sheldahl's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol:
SHEL. In its' fiscal year ended August 27, 1999, Sheldahl reported revenues
of $122.1 million.    Sheldahl news and information can be found on the World
Wide Web at http://www.sheldahl.com.

The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors, including but not limited to the following: the achievement of Sheldahl's projected operating results, the ability of Sheldahl to successfully obtain waivers from its lenders for any defaults on its debt covenants, the achievement of efficient volume production and related sales revenue results at Longmont, the ability of Sheldahl to identify and successfully pursue other business opportunities, Sheldahl not entering into an agreement with respect to a transaction or any such transaction not being consummated and Sheldahl successfully defending and ultimately prevailing on the action brought by Sheldahl shareholders. Additional information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission, including Sheldahl's Annual Report, Form 10-K for the fiscal year ended August 27, 1999, Forms 10-Q for the quarters ended November 27, 1998; February 26, 1999 and May 28, 1999, and other SEC filings.

Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.
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